UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   August 5, 2009

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement.

On August 5, 2009, Forest Oil Corporation, a New York corporation (“Forest”) and Forest Oil Permian Corporation, a Delaware Corporation and wholly owned subsidiary of Forest (“Forest Permian” and together with Forest, the “Sellers”) entered into an Agreement for Purchase and Sale of Assets (the “Agreement”) with Linn Operating, Inc. (“Linn”) and Linn Energy Holdings, LLC (“Linn Energy” and together with Linn, the “Buyers”).  Pursuant to the Agreement, the Sellers agreed to sell to the Buyers approximately 34,296 gross acres (17,371 net acres) of oil and gas properties located in the States of Texas and New Mexico (the “Oil and Gas Assets”), and various other related interests, rights, receivables, wells, leasehold interests, records, fixtures, equipment, and other assets (together with the Oil and Gas Assets, the “Assets”).   The Assets exclude certain rights, claims, credits, records, data, and any hedging transactions associated with the Oil and Gas Assets. The effective date of the purchase and sale of the Assets is July 1, 2009 (the “Effective Date”).   The transaction is expected to close on September 30, 2009, subject to certain conditions, as described below.

The total consideration to be received by the Sellers for the Assets is $95,000,000 in cash, subject to customary adjustments to reflect the operation of the Oil and Gas Assets prior to the closing, title defects, and unresolved preferential rights and environmental defects (the “Purchase Price”).    Upon executing the Agreement, the Buyers paid the Sellers a cash deposit in the amount of $9,500,000 (the “Deposit”).

The Agreement contains customary representations and warranties and covenants by the Buyers and the Sellers.  Among other things, during the period between the execution of the Agreement and the closing of the transactions, the Sellers have agreed (i) to allow the Buyers access to the Oil and Gas Assets and the records pertaining to the Assets; (ii) to conduct its operations, including the operation of the Oil and Gas Assets, in the ordinary course; and (iii) to restrict certain activities and capital expenditures.  Forest and Buyer also have agreed to enter into a transition agreement at closing to allow for an orderly transition that will terminate on or before November 30, 2009.

Completion of the transactions contemplated by the Agreement is subject to customary closing conditions.

The Agreement provides the Buyers and the Sellers certain termination rights, including, among others: (1) the parties may terminate by mutual consent; (2) the Buyers or the Sellers may terminate if the closing shall not have occurred on or before November 30, 2009, unless due to a breach of the Agreement by the party seeking to terminate; (3) the Buyers or the Sellers may terminate if a governmental entity has issued an order or decree prohibiting the consummation of the transaction, and such order remains in effect at the time of the closing; (4) the Buyers or the Sellers may terminate if, on or before the closing, the sum of the aggregate uncured title defects and aggregate cost of resolving identified uncured environmental defects exceeds 20% of the Purchase Price; (5) the Sellers may terminate if at or prior to the closing all representations and warranties of the Buyers are not true in all material respects, or if the Buyers have not performed all of their obligations set forth in the Agreement in all material respects; or (6) the Buyers may terminate if at or prior to the closing all representations and warranties of the Sellers are not true in all material respects, or if the Sellers have not performed all of their obligations set forth in the Agreement in all material respects.  The Sellers may retain the Deposit if the Agreement is terminated by the Sellers for the reasons set forth in Item 5 above.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

10.1	Agreement for Purchase and Sale of Assets, dated as of August 5, 2009, by and among Forest Oil Corporation, Forest Oil Permian Corporation, Linn Operating, Inc. and Linn Energy Holdings, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: August 10, 2009	By	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

10.1	Agreement for Purchase and Sale of Assets, Dated as of August 5, 2009, by and among Forest Oil Corporation, Forest Oil Permian Corporation, Linn Operating, Inc. and Linn Energy Holdings, LLC.